Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 15, 2013, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of ModusLink Global Solutions, Inc. and subsidiaries for the year ended July 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

January 24, 2017